Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 ASR No. 333-285052; and Form S-8 Nos. 333-104057, 333-172422, 333-258801, and 333-258803) of Eli Lilly and Company and in the related Prospectus of our reports dated February 12, 2026, with respect to the consolidated financial statements of Eli Lilly and Company and subsidiaries, and the effectiveness of internal control over financial reporting of Eli Lilly and Company and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Indianapolis, Indiana
February 12, 2026